SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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[     ]  Confidential, For Use of the Commission Only (as permitted by Rule
         14a-6 (e)(2))

[     ]  Definitive Proxy Statement

[     ]  Definitive Additional Materials

[  X  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   IMMUCOR, INC. (Commission File No. 0-14820)
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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

                                 [IMMUCOR LOGO]




                                          October 3, 2001



Dear Fellow Stockholders:

     We are writing to warn you that a dissident group of shareholders called Kairos Partners, L.P. (the "Kairos Group") has commenced a hostile, expensive and divisive proxy contest to replace three of your dedicated directors who initiated and are committed to your Company's turnaround plan. The Kairos Group intends to seek to replace your directors with its nominees at Immucor's 2001 annual meeting. Immucor's Board of Directors has considered and rejected the Kairos Group's nominations and has nominated for reelection six experienced Immucor Board members.

                                DO NOT BE MISLED

     The Kairos Group proposes to replace three of our experienced nominees with their hand picked designees, only one of whom, John F. McGuire, III, appears to have any experience as a director of a publicly traded company. We are extremely concerned that Mr. McGuire's most recent experience has been as President and CEO of HemaSure Inc., a public company whose stock traded as high as $19.81 per share in March 2000 and which closed yesterday at $0.36 per share, a 98% decrease from its peak share price. Given the successful turnaround which Immucor's management has accomplished and HemaSure's poor performance under Mr. McGuire's direction, the Board questions why shareholders would be interested in replacing their current Board members with Mr. McGuire and his fellow dissidents.

              DON'T LET THE KAIROS GROUP JEOPARDIZE OUR TURNAROUND

     Your current board of directors has extensive involvement in the industry and has enacted a decisive strategic plan which is in the process of enhancing your investment. The Board believes strongly that it has the right management team and business plan in place to maximize the value of your Company. Changing the board composition at this important juncture will be extremely disruptive and will only delay, or possibly stop, the positive actions that we have already in place.

     Your Board of Directors is confident that management's intensive efforts and aggressive turnaround program have successfully restored Immucor's profitability. The Board believes that this program will generate steadily increasing earnings in future periods, and that these improved results will increase value for all of the company's shareholders.

                          IMMUCOR'S FOUR-POINT PROGRAM

     Immucor's   successful  return  to  profitability  has  been  driven  by  a four-point program which management has implemented and aggressively pursued. The key elements of this program include:

o Major Price Increases              o Substantial New Customer Accounts

o Significant Cost Reductions        o Resolution of Instrumentation Issues



                         RESULTS SPEAK LOUDER THAN WORDS

     The initial benefits of this program were seen in the Company's fourth fiscal quarter ended May 31, 2001, in which revenues expanded and operating profitability was restored. Given the momentum which management has established, Immucor expects to achieve record earnings and record revenue for the fiscal year ending May 31, 2002.

     Further, your Company's improved results have enabled Immucor to stabilize its financial position. Immucor has recently entered into a new agreement with its principal lender which waives all prior defaults, provides new financial convenants and results in a reduction in interest rates as compared to the default rates in effect prior to this agreement.

     Immucor is also continuing discussions with potential providers of junior capital which may enable the company to reduce its financial leverage. You should know that management has invited Kairos Partners to participate in these discussions, given their self-professed interest in further investment in the company, yet the Kairos Group has been unwilling to enter into the standard confidentiality and standstill agreement which all other participants in this process have signed. Ask yourself Why?

                                 THE REAL AGENDA

     We are disappointed that the Kairos Group has chosen to start a costly and disruptive proxy contest, particularly at a time when Immucor is turning around and expects to set records for revenues and earnings in the current fiscal year. At this important juncture in your Company's history, it is vital that management and employees remain focused on accomplishing our business objectives and maximizing shareholder value.

     We are not asking you to take any action at this time regarding Kairos' proxy contest. We promise to keep you informed on a timely basis. In the meantime, do not sign any proxy card you might receive from the Kairos Group. If you have any questions, please call our proxy solicitor, D.F. King & Co., Inc. toll-free at (800) 848-3402.

     We thank you for your support of Immucor. While our most recent past has been difficult, we look to the future with renewed optimism, a strong business plan and singular dedication to maximizing the value of your investment in Immucor.

     Thank you for your continued support.

     Edward L. Gallup        Ralph A. Eatz         Gioacchino De Chirico



     Daniel T. McKeithan     Didier L. Lanson      Joseph E. Rosen



                                    IMPORTANT

     Immucor, Inc. and the following persons may be deemed to be "participants" in Immucor's solicitation of proxies from shareholders of Immucor, Inc. for use at the annual meeting of Immucor shareholders to be held on November 30, 2001:
Edward L. Gallup, Ralph A. Eatz, Gioacchino De Chirico, Daniel T. McKeithan, Didier L. Lanson, and Joseph E. Rosen (referred to collectively as "Immucor"). Collectively, as of July 31, 2001, these persons may be deemed to beneficially own approximately 9.8% of the outstanding shares of Immucor's common stock. Immucor will be filing a proxy statement with the U.S. Securities and Exchange Commission regarding the annual meeting of Immucor shareholders to be held on November 30, 2001. Immucor shareholders may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

     Please read Immucor's proxy statement when it becomes available, because it contains important information about the individuals deemed to be participants in the solicitation of proxies of Immucor shareholders. You may obtain this proxy statement, or any other relevant documents, for free at www.sec.gov when they become available. You may also obtain this proxy statement, or any other information relevant to the solicitation of proxies by Immucor by contacting our proxy solicitor, D.F. King & Co., Inc., toll free at (800) 848-3402 [or by contacting [Steven C. Ramsey, Chief Financial Officer and Corporate Secretary][Alternate: Ms. Connie Vinson, Immucor Investor Relations] at (770) 441=-2051].